EXHIBIT 10.28

AMENDED AND RESTATED PROMISSORY NOTE

THIS AMENDED AND RESTATED PROMISSORY NOTE (“Agreement”) is made as of May 9, 2022 (“Effective Date”) by and between AQUA GAS S.A.C. (“Aqua Gas”), JORGE ENRIQUE AREVALO GARCIA (“Arevalo” or “Guarantor”) and GLIDE MASTER FUND SPC LTD. – AV ALTERNATIVE FUND II (MASTER) SEGREGATED PORTFOLIO (“Glidemaster”) who are collectively referred to as the Parties as follows:

WHEREAS, Glidemaster loaned Aqua Gas $2,000,000.00 (“the Loan”) which loan was documented in a September 16, 2019 Promissory Note and

WHEREAS, the Guarantor guaranteed the Loan; and

WHEREAS, during 2020, the Parties verbally agreed to extend the due date of the remaining unpaid principal balance of the Loan; and

WHEREAS, the Parties have agreed to further extend the due date of the remaining unpaid principal balance of the Loan in accordance with the repayment schedule attached as Exhibit “A” (“Repayment Schedule”); and

WHEREAS, the Parties have further agreed to enter into this Amended and Restated Promissory Note.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1. Recitals: The foregoing recitals are true and correct.

2. Promissory Note: This Promissory Note is issued, in accordance with Article 10 of the Securities Law promulgated by Law No. 27287 of the Laws of Peru as follows: AQUA GAS S.A.C., a company incorporated and existing in accordance with the Laws of the Republic of Peru, identified with Single Taxpayer Registry No. 20601446279, duly represented by Mr. Jose Antonio Echevarria Olazabal, identified with National Document No. 16428482, and by Mr. Jorge Enrique Arevalo Garcia, identified with Colombian Passport No. AR941282, according to powers registered in Electronic Item No. 13686708 of the Registry of Legal Persons of the Registry Office of Lima and Callao - Lima Office, with address for the purposes of this document in Javier Prado East Avenue No. 560, Office No. 1903, district of San Isidro, province and department of Lima (the “Payor”), promises to pay unconditionally to the order of GLIDE MASTER FUND SPC LTD. - AV ALTERNATIVE FUND II (MASTER) SEGREGATED PORTFOLIO, a company incorporated and organized according to the laws of the British Virgin Islands on August 7, 2015, under the registration number 1885572, managed and represented by AV Securities Inc., an anonymous company incorporated and organized according to the laws of the Republic of Panama and registered in the Mercantil Registry Folio No. 618528 (the “Holder”), the sum of $1,834,831.02 as of the execution of this Amended and Restated Promissory Note.

3. Amount: The outstanding principal amount of the Loan under this Promissory Note in the amount of $1,834,831.02 will generate compensatory interest at the rate of a nominal annual rate (TAN) of interest of 12% (twelve percent), considering for this calculation a three hundred and sixty (360) day calendar year. All interest payments will be made on the due date set forth in this Promissory Note and the failure to make interest payments prior to the due dates set forth in this Promissory Note shall not constitute a default. It is stipulated in the event of a default that the interest rate for all payments in arrears will be a rate of interest in the amount of 20% (twenty per cent) and accrues from the occurrence of the default until the moment in which the total amount of this Promissory Note is paid or until the date on which the breach has been remedied, whichever occurs first to the satisfaction of the Holder. Once the Holder has expressed its satisfaction with the correction of the default, the amount of this Promissory Note will continue accruing compensatory interest at the rate of 12.0%. The payments made under this Agreement will be paid without any deduction or withholding for taxes. If any deduction or withholding for taxes must be made, the Payor will increase the payments to the Holder in the amount of any such deduction or withholding. All payments will be made in U.S. Dollars.

4. Due Date: The Parties agree that the due date for the repayment of the outstanding principal amount of the Loan under this Promissory Note in the amount of $1,834,831.02 will be in accordance with the Repayment Schedule.

5. Renewals: This Promissory Note may be renewed or extended upon the agreement of the Parties.

6. Requirements of Exercise: In accordance with the provisions of Article 52 of Law 27287 (Law of Securities) this Promissory Note will not be required to be protested to exercise the actions derived from the same.

7. Guarantee: In accordance with the provisions of Article 57 of the Securities Law: Jorge Enrique Arevalo Garcia, identified with American U.S. Passport No. 482882731 hereby guarantees the fulfillment of the total obligations contained in this Promissory Note (“the Guarantee”).

8. Taxes and Costs: The Payor will pay any taxes, compensatory interest and moratoriums, commissions, charges, administrative costs, notarial and judicial expenses or extrajudicial expenses that result from the collection of this Promissory Notre.

9. Jurisdiction: The Payor and Guarantor renounce the jurisdiction of their domicile and submit to the jurisdiction of the Judges of the Judicial District of Lima-Cercado. Notwithstanding the foregoing, the Payor and Guarantor agree that their domicile as set forth herein is equally valid for all actions taken in connection with this Promissory Note, including but not limited to, notarial, judicial or extra-judicial that are authorized or necessary for the purposes of collection. Any change of domicile must be communicated in writing to the Holder with no less than fifteen (15) days’ notice.

IN WITNESS WHEREOF the parties hereto have personally executed this Agreement.

AQUA GAS S.A.C.		GLIDE MASTER FUND SPC LTD. – AV ALTERNATIVE FUND II (MASTER) SEGREGATED PORTFOLIO

By:	/s/ Carlos Kiyan	By:	/s/ Antonino Ciulla
Print:	Carlos Kiyan	Print:	Antonino Ciulla
Title:	Legal Representative	Title:	Legal Representative

/s/ Jorge Enrique Arevalo Garcia
Jorge Enrique Arevalo Garcia

	CURRENCY DISBURSEMENT 2 YEAR INTEREST		AMERICAN DOLLARS 2,000,000.00 508,800.00	TOTAL MONTHLY FEE (1-24) EFFECTIVE RATE	2,508,800.00 117,380.50 12.00%
PERIOD	DATE	PAYMENT	CAPITAL	AMORTIZATION	INTEREST	CASH FLOW
DISBURSEMENT	9/18/2019		2,508,800.00			-2,508,800.00
1	10/18/2021	117,380.50	2,415,224.99	93,575.01	23,805.49	117,380.50
2	11/18/2021	117,380.50	2,320,762.06	94,462.93	22,917.57	117,380.50
3	12/18/2021	117,380.50	2,225,402.79	95,359.27	22,021.23	117,380.50
4	1/18/2022	117,380.50	2,129,138.68	96,264.11	21,116.39	117,380.50
5	2/18/2022	117,380.50	2,031,961.14	97,177.54	20,202.96	117,380.50
6	3/18/2022	117,380.50	1,933,861.50	98,099.64	19,280.86	117,380.50
7	4/18/2022	117,380.50	1,834,831.02	99,030.49	18,350.01	117,380.50
8	5/18/2022	117,380.50	1,734,860.85	99,970.17	17,410.33	117,380.50
9	6/18/2022	117,380.50	1,633,942.09	100,918.76	16,461.74	117,380.50
10	7/18/2022	117,380.50	1,532,065.73	101,876.36	15,504.14	117,380.50
11	8/18/2022	117,380.50	1,429,222.68	102,843.04	14,537.46	117,380.50
12	9/18/2022	117,380.50	1,325,403.78	103,818.90	13,561.60	117,380.50
13	10/18/2022	117,380.50	1,220,599.77	104,804.02	12,576.48	117,380.50
14	11/18/2022	117,380.50	1,114,801.29	105,798.48	11,582.02	117,380.50
15	12/18/2022	117,380.50	1,007,998.91	106,802.38	10,578.12	117,380.50
16	1/18/2023	117,380.50	900,183.10	107,815.81	9,564.69	117,380.50
17	2/18/2023	117,380.50	791,344.25	108,838.85	8,541.65	117,380.50
18	3/18/2023	117,380.50	681,472.65	109,871.60	7,508.90	117,380.50
19	4/18/2023	117,380.50	570,558.51	110,914.15	6,466.35	117,380.50
20	5/18/2023	117,380.50	458,591.92	111,966.59	5,413.91	117,380.50
21	6/18/2023	117,380.50	345,562.91	113,029.02	4,351.48	117,380.50
22	7/18/2023	117,380.50	231,461.38	114,101.52	3,278.98	117,380.50
23	8/18/2023	117,380.50	116,277.17	115,184.21	2,196.29	117,380.50
24	9/18/2023	117,380.50	0.00	116,277.17	1,103.33	117,380.50